UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2018

BARREL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-201740	47-1963189
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8275 S.Eastern Ave, Suite 200, Las Vegas, Nevada	89123
(Address of principal executive offices)	(Zip Code)

1-702-595-2247

Registrant’s telephone number, including area code

____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 11, 2018, Barrel Energy Inc. (the “Company”) entered into an Earn-In Agreement (the “Agreement”) with True Grit Resources, a British Columbia corporation (“TGR”), an unrelated third party. In exchange for the payment by the Company of certain consideration, the Company may earn of to 100% participation interest in certain mineral rights leases that TGR has in Arizona. The first payment for $100,000 is due within ten (10) days of the execution of the Agreement and another payment of $300,000 is due within 30 days of the first payment. Upon receipt of $400,000, the Company will have a 49% participation interest in the Arizona property mineral lease rights. In order to secure the 100% participation interest, the Company will have to expend $2.4 million.

TRG has mineral right leases in Stafford County, Arizona. Studies have indicated that there may be mineable deposits of lithium brine on the properties under lease. The parties to the Agreement intend to conduct further studies and hopefully commence lithium mining exploration on the leased property. The Company has secured funding for the initial $400,000 investment pursuant to the Agreement.

The foregoing description of the terms of the Agreement do not purport to be complete and are qualified in their entirety by the complete text of the documents attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Earn-In Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARREL ENERGY, INC.

Date: October 11, 2018	By:	/s/ Harpreet Sangha
	Name:	Harpreet Sangha
	Title:	Chairman

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